UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): August 16, 2010
Green Dot Corporation
(Exact Name of the Registrant as Specified in Its Charter)
Delaware
(State or Other Jurisdiction of Incorporation)

001-34819 (Commission File Number)	95-4766827 (IRS Employer Identification No.)

605 East Huntington Drive, Suite 205 Monrovia, CA (Address of Principal Executive Offices)	91016 (Zip Code)
(626) 775-3400
(Registrant’s Telephone Number, Including Area Code)
(Former Name or Former Address, If Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e). Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On August 16, 2010, the Compensation Committee (the “Committee”) of the Board of Directors of Green Dot Corporation (the “Company”) approved incentive payments for the first half of 2010 under the Company’s FY2010 Management Cash Incentive Compensation Plan (the “Plan”) to the Company’s named executive officers in the following amounts: Steven W. Streit, President and Chief Executive Officer, $62,500, Mark T. Troughton, President, Cards and Network, $50,000, John L. Keatley, Chief Financial Officer, $50,000, John C. Ricci, General Counsel and Secretary, $50,000, William D. Sowell, Chief Operating Officer, $57,000. The awards were made upon the Committee’s determination that the Company satisfied its corporate performance objective for the first half of 2010 under the Plan. In making its determination, the Committee exercised discretion to exclude from the calculation of profit before tax under the Plan the following unforeseen items: (i) expenses related to the Company’s initial public offering that would not have been recognized as operating expenses but for the Company’s decision in the second quarter of 2010 to exclude from the offering shares offered by the Company; and (ii) the impact of changes to the Company’s relationship with Wal-Mart Stores, Inc. (“Walmart”) in May 2010, including the amendment of the Company’s commercial agreement with Walmart, which increased the sales commission rates that the Company pays to Walmart above previously-expected levels, and the equity issuance to Walmart, which caused the Company to begin recognizing stock-based retailer incentive compensation on a monthly basis over the 60-month term of the commercial agreement with Walmart. In addition, the Committee determined to exclude the items described above from the calculation of profit before tax under the Plan when the Committee evaluates whether or not the Company achieved the pre-established corporate performance objective for the second half of 2010 under the Plan.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GREEN DOT CORPORATION

By:	/s/ JOHN L. KEATLEY John L. Keatley Chief Financial Officer
Date: August 20, 2010